EXHIBIT 99.1

Community Bancorp. Reports Second Quarter 2024 Earnings

And Announces Stock Repurchase Program

For immediate release

Derby, VT: July 23, 2024 --- Community Bancorp., (OTCQX:CMTV) Community National Bank reported earnings for the second quarter ended June 30, 2024, of $2.7 million or $0.49 per share, a decrease of $468,153 or 14.65% compared to $3.2 million or $0.58 per share for the second quarter of 2023. Year to date earnings for 2024 are $5.6 million or $0.99 per share, a decrease of $984,014 or 15.06% compared to $6.5 million or $1.19 per share a year ago, both reflecting more challenging operating conditions for banks given persistent high interest rates.

Total assets for the Company on June 30, 2024, were $1.1 billion, unchanged from year end 2023, and an increase from $1.03 billion as of June 30, 2023. Contributing to the bank’s healthy asset levels was continued growth in the second quarter of 2024 in the Company's loan portfolio, which increased $81.19 million, or 10.40%, compared to the same period in 2023. This increase is net of $28 million in maturing municipal loans at the end of the annual municipal finance cycle for school districts in Vermont. Deposit balances decreased $2.45 million, or 0.29%, compared to the same period in 2023. The year-over-year loan growth was funded by an increase in borrowed funds of $65.5 million as well as a decrease in cash and cash equivalents of $900,000.

The Company’s securities portfolio totaled $174.4 million as of June 30, 2024, a 6.53% decrease compared to $186.5 million as of June 30, 2023. The decrease reflects $6.8 million in maturities as well as a market value adjustment. The portfolio is classified as available-for-sale and is required to be reported at fair market value with the unrealized loss, net of a deferred tax adjustment, reported as an adjustment to total equity. Such unrealized losses reflect the interest rate environment, as current rates remain above the coupon rates on the securities, resulting in a fair market value lower than current book values. As of June 30, 2024, the adjustment to equity was $17.3 million, which has remained consistent in recent quarters, at $15.9 million on December 31, 2023, and $19.5 million as of June 30, 2023.

Total net interest income for the second quarter ended June 30, 2024, decreased $167,570, or 2.03%, to $8.1 million, compared to $8.3 million for the same quarter in 2023. The slight decrease reflects an increase of $2,052,143, or 20.49%, in interest and fees on loans due to loan growth and higher interest rates, offset by higher interest on deposits expense of $1,135,451, or 51.05%, as well as higher interest on borrowed funds of $1,021,983 or 404.84%. Net interest income for the six months ended June 30, 2024, decreased $333,290, or 1.98%, to $16.5 million, compared to $16.8 million for the same period in 2023, reflecting the same trends.

The provision for credit losses for the second quarter ended June 30, 2024, was $331,582, compared to $281,142 for the same period in 2023. The year-to-date provision for credit losses was $645,161, compared to $567,668 for the same period in 2023. The $77,493 year over year increase was driven primarily by loan growth.

Total non-interest income for the second quarter ended June 30, 2024, of $1.77 million decreased $66,014, or 3.59%, compared to $1.8 million for the same period in 2023. Total non-interest income for the six months ended June 30, 2024, was $3.4 million, compared to $3.6 million for the six months ended June 30, 2023, a decrease of $190,885, or 5.31% year over year. Total non-interest expenses increased $407,648, or 6.95% for the second quarter comparison period, and $828,090, or 7.05%, year over year.

Equity capital increased to $91.3 million, with a book value per share of $16.17, as of June 30, 2024, compared to equity capital of $89.0 million and a book value of $15.87 as of December 31, 2023. This growth is based upon an increase of $1.35 million in unrealized losses in the investment portfolio, due to changing bond rates, which decreased the fair market value of the investment portfolio, offset by an increase of $2.95 million in retained earnings. The unrealized loss position is considered temporary and does not impact the Company’s regulatory capital ratios.

CEO Kathryn Austin commented on the Company’s results: “I am pleased with our team’s performance in the second quarter this year, despite challenging industry conditions, knowing that this reflects our incredibly strong customer relationships. For the nineth consecutive quarter, we generated year-over-year growth in loans despite higher interest rates. This shows how well our team helps our customers navigate economic uncertainties. We believe these results continue to underscore the wisdom of our strategic decision to focus on organic loan and deposit growth, within our well-established risk management framework, and the continued resilience of the communities we serve throughout Vermont and New Hampshire. As always, we are grateful for our dedicated employees who support these communities and our growing customer base every day.”

As previously announced, the Company declared a quarterly cash dividend of $0.23 per share payable August 1, 2024, to shareholders of record as of July 15, 2024.

The Board of Directors has also approved a stock repurchase program under which the Company is authorized to purchase up to 5% of the outstanding Common Stock, or up to 275,000 shares, of the issued and outstanding shares of its Common Stock.

The Company expects to make open market and/or privately negotiated purchases in such amounts and at such prices as market conditions warrant, subject to appropriate regulatory considerations. The repurchase program authorization will expire in five years, unless renewed or terminated earlier, in the Board’s discretion.

The repurchased shares will be held in treasury and may be reissued from time to time pursuant to the Company’s Dividend Reinvestment Plan or for other general corporate purposes.

About Community National Bank

Community National Bank is an independent bank that has been serving its communities since 1851, with retail banking offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls as well as loan offices located in Burlington, Vermont and Lebanon, New Hampshire

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs. Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems, and other factors that are listed from time to time in our financial filings with the SEC, including our Forms 10Q and 10K. We disclaim any responsibility to update our forward-looking statements, which are valid only as of the date of this release, should circumstances change.

For more information, contact:

Investor Relations

ir@communitynationalbank.com